                                                                   Exhibit 4(f)









                               RELTEC CORPORATION

                   DEFERRED COMPENSATION AND RESTORATION PLAN

                            (Effective April 1, 1998)


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                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----

ARTICLE I        INTRODUCTION........................................  1

ARTICLE II       DEFINITIONS AND GENERAL PROVISIONS..................  2

ARTICLE III      ELIGIBILITY AND PARTICIPATION.......................  5

ARTICLE IV       BENEFITS............................................  8

ARTICLE V        VESTING............................................. 12

ARTICLE VI       DISTRIBUTION OF BENEFITS............................ 13

ARTICLE VII      PLAN ADMINISTRATION................................. 17

ARTICLE VIII     AMENDMENT AND TERMINATION........................... 20

ARTICLE IX       CLAIMS PROCEDURE.................................... 22

ARTICLE X        MISCELLANEOUS PROVISIONS............................ 24

                               RELTEC CORPORATION
                   DEFERRED COMPENSATION AND RESTORATION PLAN

                                    ARTICLE I
                                  INTRODUCTION

     The purpose of this Plan is to restore certain Retirement Plan and Savings and Investment Plan benefits which eligible employees and their beneficiaries otherwise would lose as a result of (a) certain limitations placed on contributions to tax-qualified retirement plans under the Internal Revenue Code and (b) certain limitations placed on compensation that can be deferred under the Savings and Investment Plan. By restoring such contributions, this Plan is intended to treat the eligible employees as if they were unaffected by these Internal Revenue Code limitations. This Plan is intended to be an unfunded plan maintained exclusively for the purpose of providing deferred compensation for a "select group of management or highly compensated employees," within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The terms and provisions of this Plan are as follows:

                                   ARTICLE II
                       DEFINITIONS AND GENERAL PROVISIONS

2.1 "Account" means the account maintained under this Plan on the books of the Company for the benefit of a Participant. The Company shall maintain an Account for each Eligible Employee who commences active participation in the Plan.

2.2 "Base Compensation" means earnings for services rendered as an Eligible Employee for the Plan Year, but Base Compensation shall not include any amounts paid as severance pay; amounts realized from the exercise of a nonqualified stock option or when restricted stock (or property) held by an Eligible Employee either becomes freely transferable or is no longer subject to substantial risk or forfeiture; amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option; amounts received as a result of a stock appreciation right; amounts received under long-term cash programs; amounts received under cash perquisite plan; and any extraordinary or irregular compensation which the Committee specifies under rules that must be uniform for similarly situated Eligible Employees. The limitations imposed by Code Section 401(a)(17) do not apply to Base Compensation.

2.3 "Bonus Payments" means amounts paid by the Employer to an Eligible Employee under the Company's incentive compensation programs including but not limited to the Company's management and incentive plan and sales incentive compensation plan for the Plan Year. The limitations imposed by Code Section 401(a)(17) do not apply to Bonus Payments.

2.4 "Beneficiary" means any person who becomes entitled to receive any distribution hereunder by reason of the death of a Participant.

2.5 "Code" means the Internal Revenue Code of 1986, as amended and then in effect.

2.6 "Committee" means the Plan Committee described in Article VII hereof.

2.7 "Company" means RELTEC Corporation, a Delaware corporation, together with any successor thereto which adopts this Plan by appropriate written action.

2.8 "Compensation" means an Eligible Employee's Base Compensation and Bonus Payments for a Plan Year.

2.9 "Effective Date" of the Plan means April 1, 1998.

2.10 "Eligible Employee" means any employee of an Employer who meets all of the requirements of Section 3.1 of the Plan.

2.11 "Employer" means the Company and any other corporation which shall elect, with the consent of the Company, to participate in the Plan in the manner described in Section 3.5, or any successor corporation which shall adopt the Plan. If any such corporation shall terminate its participation in the Plan, such corporation shall cease to be an Employer.

2.12 "ERISA" means The Employee Retirement Income Security Act of 1974, as amended and then in effect.

2.13 "Participant" means any Eligible Employee who meets the eligibility requirements for participation in the Plan as set forth in Article III.

2.14 "Plan" means the plan set forth in this instrument and known as the "RELTEC Corporation Deferred Compensation and Restoration Plan," as it may be amended from time to time.

2.15 "Plan Year" means the period of time commencing each January 1 and ending on the following December 31; provided, however, that the initial year of the Plan shall begin on April 1, 1998 and end on December 31, 1998.

2.16 "Retirement Plan" means the RELTEC Corporation Retirement Plan (Effective January 1, 1998).

2.17 "Retirement Plan Compensation" means amounts paid or payable by the Employer to an Eligible Employee as "compensation" for the Plan Year, as defined under the Retirement Plan. Without limiting the generality of the foregoing, the limitations imposed by Code Section 401(a)(17) do not apply to Retirement Plan Compensation, as defined under the Retirement Plan.

2.18 "Savings and Investment Plan" means the RELTEC Corporation Savings and Investment Plan.

2.19 "Valuation Date" means each business day.

2.20 General Provisions. The masculine wherever used herein shall include the feminine; singular and plural forms are interchangeable. Certain terms of more limited application have been defined in the provisions to which they are principally applicable. The division of the Plan into Articles and Sections with captions has been done for convenience only and is not to be taken as limiting or extending the meaning of any of its provisions.

                                   ARTICLE III
                          ELIGIBILITY AND PARTICIPATION

     3.1 General Eligibility Conditions. To become eligible to participate in this Plan, an individual must be: (a) an employee of an Employer whose Base Compensation for the Plan Year is in excess of $100,000, (b) among a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and (c) designated as an Eligible Employee by the Committee. To acquire an interest in the Plan, however, a Participant must meet the criteria described in this Section 3.1 and also must meet the requirements of Section 3.2 and/or Section 3.3 hereof.

     3.2 Eligibility for Allocation of Contributions Under Section 4.1. In order to receive an allocation of contributions under Section 4.1 hereof, a Participant must be a participant concurrently under the Retirement Plan and have the amount of contributions made by the Employer on behalf of the Participant under the Retirement Plan limited or reduced currently by reason of the application of the limitations of Code Sections 401(a)(17) and/or 415(c)(1).

     3.3 Specific Conditions For Active Participation. To actively participate in the Plan (i.e., to make deferrals hereunder), a Participant must concurrently
(a) be a participant under the Savings and Investment Plan; (b) have elective deferred contributions under the Savings and Investment Plan limited or reduced currently by reason of application of the limitations of Code Sections 401(a)(17), 402(g), 401(k)(3) and/or 415(c)(1); and (c) agree in writing that elective deferrals that are limited or reduced (and therefore cannot be made to the Savings and Investment Plan) be withheld from such Participant's Compensation and instead credited to such Participant's Account under this Plan. A Participant's Compensation Deferral Agreement shall be filed with the Committee on a form prescribed by it and shall be filed at such times as the Committee may specify.

     With respect to an Eligible Employee's initial year of eligibility to participate in the Plan, the Eligible Employee may elect to participate and defer Compensation earned after the date of the election, effective as of the first day of any month following the date the Eligible Employee files a Compensation Deferral Agreement with the Committee. Except as otherwise provided in the immediately preceding sentence, any election to participate and defer Compensation must be made in the Plan Year preceding the Plan Year in which the Compensation to be deferred is to be earned. In all cases, a Participant shall file his Compensation Deferral Agreement prior to the time any of the Compensation covered by such agreement is to be earned by such Participant.

     A Compensation deferral election for the initial year of the Plan is irrevocable with respect to the Compensation to be deferred for the remainder of the initial year of the Plan. Elections to participate and defer Compensation shall continue in effect at the percentage rate elected until such election is revoked or modified by a Participant in writing to the Committee or its designee, but such change or revocation shall be effective only with respect to Compensation to be earned in and after the Plan Year in which such change or revocation is made by a Participant.

     3.4 Eligibility List; Suspension of Active Participation. The Committee shall maintain a written list of those employees who then qualify as Eligible Employees hereunder. No later than thirty (30) days prior to the close of each Plan Year the Plan remains in effect, the Committee shall compile and publish to all Eligible Employees and Participants a list containing the names of those individuals qualifying as Eligible Employees for the succeeding Plan Year. Any Participant not listed as an Eligible Employee for a given Plan Year, or whose Employer ceases to participate as an Employer hereunder, shall cease to have any right to defer Compensation for such Plan Year or to receive an allocation under Section 4.1 or Section 4.3; provided that any amounts credited to the Plan Account of a Participant whose participation is suspended shall continue to be maintained under the Plan otherwise in accordance with its terms.

     3.5 Participation by Other Employers. With the consent of the Company, any corporation which is a member of the same controlled group as the Company (within the meaning of Code Section 1563(a)) may become a participating employer under the Plan by executing and delivering such instruments and taking such other action as may be necessary or desirable to put the Plan into effect with respect to such corporation, and delegating to the Company all power and authority, as such other corporation's agent and attorney-in-fact, to administer the Plan as further provided in Section 10.9 hereof.

     3.6 Termination of Participation. Once an Eligible Employee becomes a Participant, such individual shall continue to be a Participant until such individual: (a) fails to meet at least one of the conditions described in
Section 3.1 and (b) ceases to have any vested interest in the Plan (as a result of distributions made to such Participant or his Beneficiary, if applicable), or otherwise.

                                   ARTICLE IV
                                    BENEFITS

     4.1 Allocations Related to the Retirement Plan. For a particular Plan Year, a Participant shall have credited to his Account under the Plan an amount equal to the difference between (a) and (b) where:

               (a) equals the Employer contributions that otherwise would have been allocated to the Participant's account under the Retirement Plan for the Plan Year if such contributions were not limited or reduced by the application of the limitations of Code Sections 401(a)(17) and/or 415(c)(1); and

               (b) equals the Employer contributions allocated to the Participant's account under the Retirement Plan for the Plan Year.

The provisions of this Section 4.1 shall be effective with respect to amounts contributed to the Retirement Plan for periods commencing on and after January 1, 1998.

     4.2 Compensation Deferral Amounts. A Participant may elect to defer receipt of up to twenty-five percent (25%) of his Base Compensation and/or up to one hundred percent (100%) of his Bonus Payments under the Plan for a given Plan Year. Compensation deferral elections under the Plan must be made before the beginning of the Plan Year to which they apply; however, for the Plan Year in which an Eligible Employee first becomes eligible to participate in the Plan in accordance with Sections 3.1 and 3.3 hereof, such election must be made before the effective date of participation and only Compensation earned after the date of election shall be taken into account. A Participant who continues to be eligible to participate in the Plan as an

Eligible Employee may suspend or alter the amount of his Compensation deferrals under the Plan, effective as of the first day of any Plan Year.

     4.3 Allocations Related to the Savings and Investment Plan. For a particular Plan Year, a Participant shall have credited or allocated to his Account under the Plan the following amounts:

               (a)  the Compensation deferral amounts described in Section 4.2;
                    and

               (b) the amount of Employer matching contributions on the amounts described in Section 4.2 that would otherwise have been made under the Savings and Investment Plan had such elective deferrals not been limited by Code Sections 401(a)(17) and/or 415(c)(1) and assuming such amounts would have been contributed to the Savings and Investment Plan; provided, however, that to be eligible for an allocation of contributions under this Section 4.3(b), a Participant actually must make the Compensation deferrals to this Plan that are described in Section 4.2.

     4.4 Time and Method for Allocation of Amounts.

               (a)  Amounts will be credited to Accounts of Participants under
                    Section 4.1 at such time, and in such manner, as they would have been credited under the Retirement Plan, subject to the rights of the Committee to establish such rules and procedures as described in Section 7.2.

               (b)  Amounts will be credited to Accounts of Participants under
                    Section 4.3(a) at such time, and in such manner, as they would have been credited under the Savings and Investment Plan, subject to the rights of the Committee to establish such rules and procedures as described in Section 7.2.

               (c)  Amounts will be credited to Accounts of Participants under
                    Section 4.3(b) as of the last day of the Plan Year, subject to the rights of the Committee to establish such rules and procedures as described in Section 7.2.

     4.5 Investments.

               (a) The Company shall deposit the amounts to be credited to the Account of a Participant under Sections 4.1 and 4.3 for a Plan Year in an account maintained for the benefit of the Participant under the RELTEC Deferred Compensation Plan Trust (the "Trust" or "Trust Fund").

               (b) The Company shall direct the trustee of the Trust to establish and maintain the following Investment Funds under the Trust for investment of contributions under this Plan:

                    (i) Vanguard Fixed Income Securities-Short Term Federal Bond Fund;

                    (ii) Vanguard Bond Index Fund; (iii) Vanguard Index Trust-500 Portfolio; (iv) Vanguard/Windsor II Fund;

                    (v)    Vanguard U.S. Growth Portfolio;

                    (vi)   Vanguard/PrimeCap Fund;

                    (vii)  Vanguard Explorer Fund; and

                    (viii) Vanguard International Growth Portfolio.

     A Company Stock Fund may also be established as an Investment Fund under the Plan if directed by the Committee.

     Subject to such limitations established by the Committee or as may be required by law, a Participant may request that the amounts credited to his Account under Sections 4.1 and 4.3 for a Plan Year be invested in whole in an Investment Fund or in 1% increments among such Investment Funds. A Participant may change any such investment election in accordance with the rules and procedures established by the Committee or its delegate. A Participant may direct a change with respect to the existing balance of his Account in the Investment Funds in accordance with the rules and procedures established by the Committee or its delegate.

     Separate subaccounts shall be established on behalf of each Participant under the Trust to reflect each Participant's investment elections, and any earnings, gains or losses attributable to such elections.

     4.6 Valuation of Accounts. The value of each Plan Account shall be determined on each Valuation Date.

                                    ARTICLE V
                                     VESTING

     A Participant always will be one hundred percent (100%) vested in amounts credited to his Account.

                                   ARTICLE VI
                            DISTRIBUTION OF BENEFITS

     6.1 Distribution upon Termination of Employment. If a Participant's employment by the Company (or, where applicable, by an Employer) terminates for any reason other than death, such Participant's Account balance shall be paid or distributed in cash, in the form of a lump sum payment within an administratively reasonable period of time after the Participant's employment by the Company (or, where applicable, by an Employer) terminates. Notwithstanding the foregoing provisions of this Section 6.1, a Participant retiring from the employ of the Employer after attaining age fifty-five (55) and receiving credit for at least ten (10) years of vesting service under the Retirement Plan may request, subject to the approval of the Committee, that the distribution of his Account balance be made in a series of approximately equal annual installments over a fixed period of time which shall not exceed twenty (20) years. The first distribution of a series of annual installments shall be made within an administratively reasonable period of time after the Participant's employment by the Company (or, where applicable, by an Employer) terminates. A Participant's request that his distribution be made in the form of installments must be filed with the Committee a minimum of twelve (12) months prior to the Participant's retirement date. If a Participant's Account is to be distributed in a series of installments, the amount of an installment shall be calculated by multiplying the balance of the Participant's Account at the end of the Plan Year, the numerator of which is one and the denominator of which is the number of installments remaining to be paid.

     6.2 Distribution upon Death. In the event a Participant dies prior to commencing receipt of his Account balance, his designated Beneficiary shall receive a lump sum payment of said balance. In the event a Participant dies after having commenced receipt of installment payments (as provided in Section 6.1), his designated Beneficiary shall receive payment of the remaining installments in a single lump sum. So long as a valid Beneficiary designation is received and on file with the Company, distribution of a Participant's vested Account balance on account of death shall be made within sixty (60) days of such date of death (or if later, within thirty (30) days following written notice to the Company of such death). If a Participant fails to designate a Beneficiary before his death or if no designated Beneficiary survives the Participant, any death benefit payable hereunder shall be distributed to the spouse (if surviving) of the Participant, or otherwise to the Participant's estate.

     6.3 Hardship Distributions. In the event of an Unforeseen Financial Emergency (as hereinafter defined), a Participant may request a distribution of all or a portion of his Account Balance by submitting a written request to the Committee accompanied by documentation to demonstrate that the Participant has a financial hardship due to an Unforeseeable Financial Emergency. The Committee shall have the authority to require such documentation as it deems necessary to determine if a distribution is warranted.

     If an application for hardship distribution due to an Unforeseeable Financial Emergency is approved, the distribution is limited to an amount sufficient to meet the Unforeseeable Financial Emergency. The distribution shall be payable in a method determined by the Committee within an administratively reasonable period of time after approval of such distribution.

     A Participant who has commenced receiving installment payments under the Plan may request acceleration of such payments in the event of an Unforeseeable Financial Emergency.

The Committee may permit accelerated payments to the extent such accelerated payment does not exceed the amount necessary to meet the Unforeseeable Financial Emergency.

     For purposes of the Plan, "Unforeseeable Financial Emergency", means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an "Unforeseeable Financial Emergency" would depend upon the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

     (1) through reimbursement or compensation by insurance or otherwise,

     (2) by liquidation of the Participant's assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or

     (3) by cessation of compensation deferrals under the Plan.

     6.4 Liquidation of the Company. In the event of the liquidation of the Company, or the sale of substantially all its assets, or its merger or consolidation, the Board of Directors of the Company may make any alterations in the provisions for distributing the amounts credited to the accounts which are appropriate and equitable under the circumstances and which are consistent with the spirit and purposes of the Plan, with respect to the affected employees.

     6.5 Distributions upon Change in Control. Notwithstanding the provisions of
Section 6.4, in the event of a Change of Control (as hereinafter defined), the Company shall notify each Participant and each other person entitled to payments under the Plan as promptly as practicable after the occurrence of such event, of the person's right to receive, in lieu of all future amounts payable to him under the Plan, a single lump sum payment of the amount then credited to his account. The required payment shall be made to each person no later than thirty (30) days after the occurrence of such event. For purposes of the Plan, the term "Change of Control" shall mean:

               (1) a sale of all or substantially all of the assets of the Company to a Person who is not an Affiliate of Kohlberg Kravis Roberts & Co., L.P. ("KKR") or any entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction,

               (2) a sale by KKR or any of its Affiliates resulting in more than 50% of the voting stock of the Company being held by a Person or Group that does not include KKR or any of its Affiliates, or

               (3) a merger or consolidation of the Company into another Person which is not an Affiliate of KKR or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction.

     For purposes of this Section,

               (A) "Group" means two or more Persons acting together as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company;

               (B) "Affiliate" means (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, and (ii) with respect to the Company, also any entity designated by the Board of Directors of the Company in which the Company or one of its Affiliates has an interest, and (iii) with respect to KKR, also any Affiliate of any partner of KKR;

               (C) "Person means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature; and

               (D) "Control" shall have the meaning given such term under Rule 405 of the Securities Act of 1933.

                                   ARTICLE VII
                               PLAN ADMINISTRATION

     7.1 Administration. The Plan shall be administered as an unfunded deferred compensation plan not intended to meet the qualification requirements of Code
Section 401.

     7.2 Plan Committee. The Plan shall be administered by a Committee, to be appointed by the Company's Board of Directors. No member of the Committee shall act or participate in any action of the Committee directly affecting his own Account under the Plan, unless such action is of general application to all Participants. The Committee is authorized to interpret the Plan and, from time to time, may adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the purposes of the Plan.

     The Committee will operate and administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, the discretionary authority to interpret the Plan; the discretionary authority to determine all questions relating to the rights and status of Eligible Employees, Participants and Beneficiaries; the discretionary authority to make such rules and regulations for the administration of the Plan as are not inconsistent with the terms and provisions hereof; and all other authority and power relating to the administration of the Plan not expressly reserved by the Plan to the Board of Directors of the Company. All decisions made by the Committee shall be final, conclusive and binding on all parties with an interest in the Plan.

     Without limiting the powers set forth herein, the Committee shall have the power to: (a) with the consent of the Board of Directors of the Company, change or waive in writing any requirements of the Plan to conform with law or to meet special circumstances not anticipated or covered in the Plan; (b) determine the times and places for holding meetings of the

Committee and the notice to be given of such meetings; (c) employ or otherwise retain such agents and assistants, counsel (who may be of counsel to the Company herein), and clerical and other service providers as the Committee may require in carrying out the provisions of the Plan; and (d) authorize one or more of their number, or any agent thereof, to execute or deliver any instrument on behalf of the Committee.

     The members of the Committee, the Company, and the Company's officers and directors shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent, upon all certificates and reports made by an accountant, and upon all opinions given by any legal counsel selected or approved by the Committee. The members of the Committee and the Company and its officers and directors shall, except as otherwise provided by law, be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of a funding agent or any such accountant or counsel.

     7.3 Statement of Participant's Account. No less frequently than quarterly, the Committee shall mail, or cause to be mailed, first-class, to each Participant a written statement setting forth the Participant's Account value as of such date. Such statement shall be deemed to have been accepted as correct unless written notice to the contrary is received by the Committee within thirty
(30) days after the mailing of such statement to the Participant.

     7.4 Filing Claims. Any Participant or Beneficiary entitled to a distribution under the Plan shall be required to file a written claim application with the Committee with respect to such claimed distribution, on such forms and in such manner as the Committee shall prescribe.

     7.5 Payment of Expenses. All costs and expenses incurred in administering the Plan shall be paid by the Company or charged against Participants' Accounts, as determined by the Company acting in its sole discretion; however, any charges made against Participants' Accounts generally shall be based on the proportionate value of all such Accounts.

                                  ARTICLE VIII
                            AMENDMENT AND TERMINATION

     8.1 Amendment. The Company hereby reserves the right, at any time and from time to time, by written action of its Board of Directors (or by written action of an officer or officers of the Company to whom such Board of Directors has delegated the authority to amend the Plan), to amend, modify or alter any or all of the provisions of the Plan without the consent of any other Employer or any Eligible Employee, Participant, Beneficiary, or other person; however, no amendment shall operate retroactively so as to affect adversely any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action. Any such amendment, modification or alteration shall be expressed in an instrument executed by an authorized officer or officers of the Company, and shall become effective as of the date designated in such instrument. A copy of any amendment made to the Plan shall be delivered to all Employers (if any) as soon as practicable following its adoption.

     8.2 Termination. The Company reserves the right to suspend, discontinue or terminate the Plan, at any time, in whole or in part, by written action of its Board of Directors, effective as of the date designated in such written action, and without the consent of any other Employer, or any Eligible Employee, Participant, Beneficiary, or other person. A copy of such written action to suspend, discontinue or terminate the Plan shall be delivered to all Employers (if any) immediately following its adoption.

     Any Employer may terminate its participation in the Plan at any time by providing written notice thereof to the Company, signed by an officer of such Employer; however, no such termination shall operate retroactively so as to adversely affect any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action. In the event of any termination by an Employer of its participation in the Plan, all benefits (including those then being paid in installments) then held under the Plan for Eligible Employees employed (or formerly employed) by that Employer shall be distributed within twelve (12) months of the date of such Plan termination.

                                   ARTICLE IX
                                CLAIMS PROCEDURE

     9.1 Filing Claims. Any Participant, beneficiary or other individual (hereinafter a "Claimant") entitled to benefits under the Plan, or otherwise eligible to participate herein, shall be required to file a written claim with the Committee (or its designee) requesting payment or distribution of such Plan benefits (or written confirmation of Plan eligibility, as the case may be), on such form and in such manner as the Committee shall prescribe. Unless and until a Claimant makes proper application for benefits in accordance with the rules and procedures established by the Committee, such Claimant shall have no right to receive any distribution from or under the Plan.

     9.2 Notification to Claimant. If a Claimant's application is wholly or partially denied, the Committee (or its designee) shall, within ninety (90) days, furnish to such Claimant a written notice of its decision. Such notices shall be written in a manner calculated to be understood by such Claimant, and shall contain at least the following information:

               (a)  The specific reason or reasons for such denial;

               (b) A specific reference to pertinent Plan provisions upon which such denial is based;

               (c) A description of any additional material or information necessary for such Claimant to perfect his claim, and an explanation of why such material or information is necessary; and

               (d) An explanation of the Plan's claim review procedure describing the steps to be taken by such Claimant, if he wishes to submit his claim for review.

     9.3 Review Procedure. Within sixty (60) days after the receipt of such notice from the Committee, such Claimant, or the duly authorized representative thereof, may request, by written application to the Plan, a review by the Committee of the decision denying such claim. In connection with such review, such Claimant, or duly authorized representative thereof, shall be entitled to receive any and all documents pertinent to the claim or its denial and shall also be entitled to submit issues and comments in writing. The decision of the Committee upon such review shall be made promptly and not later than sixty (60) days after the receipt of such request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after the Committee's receipt of a request for review. Any such decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

     10.1 Employment Relationship. Nothing in the adoption or maintenance of this Plan shall confer on any Eligible Employee the right to continued employment by the Company (or, as applicable, an Employer) or any affiliate or subsidiary corporation thereof, or affect in any way the right of the Company or an Employer, or such affiliate or subsidiary, to terminate such Eligible Employee's employment at any time. Any question as to whether and when there has been a termination of a Participant's employment, and the cause of such termination, shall be determined by the Committee; any such determination by the Committee shall be final, binding and conclusive.

     10.2 Facility of Payments. Whenever, in the opinion of the Committee, a person entitled to receive any payment, or installment thereof, is under a legal disability or is unable to manage his financial affairs, the Committee shall have the discretionary authority to direct payments to such person's legal representative, or to a relative or friend of such person for his benefit. Alternatively, the Committee may in its discretion apply the payment for the benefit of such person in such manner as the Committee deems advisable. Any such payment or application of benefits, made in good faith and in accordance with the provisions of this Section, shall completely discharge any liability of the Plan, the Company, all Employers, and the Committee with respect to such payment or application of benefits.

     10.3 Funding of Benefits. Benefits to be provided under this Plan shall be funded through the use of a trust, which shall be in a form approved by the Committee and hereafter attached as Exhibit B to this Plan (the "Trust" or "Trust Fund"); provided, however, that this Plan is intended to be and will be construed as an "unfunded" plan under Title I of ERISA.

     The Trust Fund shall be held and administered for the sole purpose of providing payments to Participants in accordance with the provisions of this Plan and the Trust and defraying reasonable expenses of administration in accordance with the provisions of the Trust; provided that if (a) the Company is unable to pay its debts as they mature or as they become due, or (b) the Company files or has filed against it any proceedings under the bankruptcy laws of the United States or the State of Ohio, the Trust Fund shall be used to satisfy the claims of the general creditors of the Company.

     10.4 Anti-Alienation. No right, benefit or interest in the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, partition, lien, levy, encumbrance or charge; and any attempt to anticipate, alienate, sell, assign, pledge, partition, place a lien upon, levy, encumber or charge the same shall be void. No such right, benefit or interest shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If a Participant, a Participant's spouse, or any Beneficiary should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under this Plan, then those rights, in the discretion of the Committee, shall cease. In this case, the Committee in its sole discretion may hold or apply the interests at issue, or any part thereof, for the benefit of the Participant, the Participant's spouse, or Beneficiary in such manner as the Committee in its sole discretion may deem proper. Notwithstanding the generality of the foregoing, the Company (or an Employer, as applicable) shall have the unrestricted right to set off against or recover out of any payments or benefits due a Participant or Beneficiary, at the time such payments or benefits otherwise would have been payable hereunder, any amounts owed or owing to the Company (or Employer) by such Participant or Beneficiary.

     10.5 Indemnification. Each Participant, by executing a Compensation Deferral Agreement and becoming a Participant hereunder, acknowledges and agrees to indemnify and hold the Company (and, if applicable, any Employer thereof) harmless from and against any damages, losses and expenses (including, without limitation litigation costs incurred by the Company (or Employer) in connection with the administration of the Plan) arising from third-party claims disputes involving the Participant's Plan interest (including without limitation, tax liens and levies, creditors' claims, garnishment and bankruptcy proceedings, and proceedings in domestic relations court).

     10.6 Unclaimed Interests. If the Committee shall at any time be unable to make distribution or payment of benefits hereunder to a Participant or any Beneficiary of a Participant by reason of the fact that his whereabouts are unknown, the Committee shall so certify, and thereafter the Committee shall attempt to locate such missing person. In the event that such missing person is not located with seven (7) years, then the Committee shall cause the Company to pay over to the Secretary of the State of Ohio any and all amounts then owed to such person, in accordance with the Ohio unclaimed funds law presently codified at Chapter 169 of the Ohio Revised Code, and the Company's obligations thereto shall thereupon be considered fully and completely discharged and satisfied.

     10.7 References to Code, Statutes and Regulations. Any and all references in this Plan to any provision of the Code, ERISA, or any other statute, law, regulation, ruling or order shall be deemed to refer also to any successor statute, law, regulation, ruling or order.

     10.8 Liability. The Company, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly appointed agents, in the administration of this Plan, except to the extent that the effects and consequences of such personal acts, omissions or conduct result from willful misconduct.

     10.9 Company as Agent for Employers. Each corporation which becomes a participating Employer hereunder, by so doing, shall be deemed to have appointed the Company its agent and attorney-in-fact to exercise on its behalf all of the powers and authority hereby conferred upon the Company under the Plan including, without limitation, the power and authority to amend and terminate the Plan. The Company's power and authority under the Plan shall continue, regardless whether an Employer terminates its participation in the Plan.

     10.10 Governing Law; Severability. The Plan shall be construed according to the laws of the State of Ohio, and all provisions hereof shall be administered according to the laws of that State, except to the extent preempted by federal law (including, without limitation, ERISA). In the event that any one or more of the provisions of the Plan shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan; rather, the Plan shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

     10.11 Taxes. The Employer of a Participant shall be entitled to withhold and remit any federal, state and local taxes from any distribution made hereunder as such Employer believes necessary, appropriate, or required by relevant law, regulation or ruling.

     10.12 Tax Consequences of Participation. While the Plan is designed to provide Eligible Employees the opportunity to defer Compensation on a tax-deferred basis, the Company makes no representation, warranty or guarantee of any federal, state or local tax consequences of participation in the Plan to any Participant or Beneficiary (or personal representative or attorney-in-fact for such Participant or Beneficiary).

     IN WITNESS WHEREOF, RELTEC Corporation, by action of its Board of Directors, has duly adopted the RELTEC Corporation Deferred Compensation and Restoration Plan, effective as of April 1, 1998.

                                     RELTEC CORPORATION

                                     By
                                        ---------------------------------------
                                     Title
                                          -------------------------------------
                                       28